UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 31, 2007

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Norcross Parkway, Norcross, Georgia	30071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(770) 242-7566

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2007, the stockholders of Simtrol, Inc. (the “Company”), by a vote held at the annual meeting of stockholders, approved an amendment to the Company's 2002 Equity Incentive Plan (the "Plan") to increase the number of shares of common stock authorized for issuance under the Plan to 6,000,000 shares.

The Plan permits the grant of incentive and nonstatutory options to employees, directors and consultants of the Company and its affiliates. The Plan provides for automatic grants to non-employee directors of non-qualified options to purchase (i) 5,000 shares of common stock on the date such non-employee director first becomes a member of the board of directors and (ii) 15,000 shares of common stock each year on July 5. According to the Plan, with limited exceptions, the exercise price of each incentive stock option shall not be less than 100% of the fair market value of the Company’s common stock on the date of the grant and the exercise price of each nonstatutory stock option shall not be less than 85% of the Company’s common stock on the date of the grant. Option awards under the Plan typically are granted with an exercise price equal to or above the market price of the Company's common stock on the date of the grant. The options awarded under the Plan generally have five-year contractual terms for directors and ten-year contractual terms for employees, and generally vest immediately for directors and over a four-year period for employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMTROL, INC.

By:	/s/ Stephen N. Samp
Stephen N. Samp
Chief Financial Officer

Dated: September 7, 2007